Exhibit (a)(1)(C)

SUBJECT: REGENXBIO Offer to Exchange Eligible Options for Replacement Options

TO: Eligible Employees

FROM: Infinite Equity

We are offering you the opportunity to exchange some or all of your eligible options, as described in the Offer to Exchange Eligible Options for Replacement Options (the "Offer to Exchange"), for a number of new replacement options. We refer to this program as the "Option Exchange." You are receiving this email because you hold eligible options to purchase REGENXBIO common stock and are eligible to participate in the Option Exchange.

If you choose to participate, you must submit your election through the Option Exchange website no later than 11:59 PM ET on July 1, 2026, unless the offer is extended. If you do not take action, your eligible options will remain outstanding under their current terms and you will not receive any replacement options.

To register your account and submit your election, please follow the steps below:

1.
Go to https://myoptionexchange.com and click "Register as New User."
2.
Set your password. You must use your REGENXBIO email address.
3.
An authentication code will be emailed to you. The website uses two-factor authentication, so a new code is generated the first time you access the portal each day.
4.
Once you enter the code and log in, follow the instructions on the website to elect whether to keep your eligible options or exchange some or all of them for replacement options. You may make, change, or withdraw your election any time before the offer expires. Note that you may not tender only a portion of an eligible option grant.

If you have any questions about the Option Exchange, or if you experience difficulty accessing the website, please contact optionexchange@regenxbio.com.

Participation in the Option Exchange is entirely voluntary. REGENXBIO and its Board of Directors are not making a recommendation regarding whether you should participate. The decision to participate or not participate is solely yours. You are encouraged to consult your personal financial, legal, and/or tax advisors before making any decision regarding the Option Exchange. The Option Exchange is being conducted pursuant to the terms and conditions described in REGENXBIO's Tender Offer Statement on Schedule TO and related exhibits, including the Offer to Exchange Eligible Options for Replacement Options, filed with the Securities and Exchange Commission. These materials are available free of charge at www.sec.gov and on REGENXBIO's Option Exchange website at https:/myoptionexchange.com.